EXHIBIT 10.5

SOUTHERN MICHIGAN BANCORP, INC.
STOCK INCENTIVE PLAN OF 2005

PLAN SUMMARY

January 31, 2006

          The Southern Michigan Bancorp, Inc. Stock Incentive Plan of 2005 permits the grant and award of stock options, restricted stock, stock awards and stock appreciation rights to directors, officers, and certain key employees of Southern Michigan Bancorp, Inc. and its subsidiaries. The Plan's purposes are to provide Plan participants with an increased incentive to contribute to the long-term performance and growth of the Corporation and its subsidiaries, to join the interests of participants with the interests of the Corporation's shareholders through the opportunity for increased stock ownership and to attract and retain directors, officers and key employees. The Plan is further intended to provide flexibility to the Corporation in structuring long-term incentive compensation to best promote the foregoing objectives.

Note: This Plan Summary is designed to assist you in understanding the provisions of the Plan and Incentive Awards granted to you. This Plan Summary is qualified in it entirety by the Plan, which is attached. This Plan Summary is not intended to provide tax or legal advice or to be substitute for professional or investment advice. You are encouraged to consult with your professional advisers on all financial, legal and tax matters.

GENERAL PLAN INFORMATION

          The Southern Michigan Bancorp, Inc. Stock Incentive Plan of 2005 (the "Plan") permits the grant and award of stock options, restricted stock, stock awards and stock appreciation rights (collectively, the "incentive awards") to directors, officers and certain key employees (collectively, the "participants") of the Southern Michigan Bancorp, Inc. ("Southern Michigan") and its subsidiaries. Southern Michigan's board of directors believes that aligning the interests of participants with the interests of Southern Michigan's shareholders best advances the company's long-term interests. In addition, the board of directors recognizes participants' importance to Southern Michigan's long-term performance and growth. Accordingly, the issuance of incentive awards as part of a comprehensive compensation program provides them with an incentive to continue their directorship or employment with Southern Michigan, while further aligning their interests with those of Southern Michigan's shareholders.

          A total of 150,000 shares of Southern Michigan common stock, $2.50 par value, may be granted or awarded under the Plan. However, the number of shares may be adjusted in the future to reflect stock dividends and other changes in Southern Michigan's capitalization. Shares deliverable on the exercise or grant of an incentive award under the Plan will be authorized and unissued shares or shares repurchased by the Southern Michigan, including shares purchased on the open market. The total value of Common Stock offered and sold under the Plan during any 12-month period will be limited to the greater of (a) $1 million, (b) 15% of the Company's total assets, or (c) 15% of all the outstanding Common Stock.

          The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not qualified under Section 401(a) of the Internal Revenue Code of 1986. The board of directors approved the Plan, subject to shareholder approval, on March 21, 2005. Southern Michigan's shareholders approved the Plan on June 6, 2005. Incentive awards can be made under the Plan until June 6, 2015.

ADMINISTRATION OF THE PLAN

          The compensation committee of Southern Michigan's board of directors (the "committee") administers the Plan. Each member of the committee is appointed by and serves at the pleasure of the board of directors.

          The committee will determine, subject to the terms of the Plan, (1) who will be participants in the Plan, (2) the nature and amount of incentive awards to be granted to each participant, (3) the time of each grant, (4) the terms and duration of each grant and (5) all other matters necessary or advisable for administration of the Plan. The committee may amend the terms of the incentive awards granted under the Plan from time to time in any manner, subject to the limitations specified in the Plan.

          Action may be taken by a written instrument signed by a majority of the members of the committee. All determinations by the committee regarding the Plan will be final. Each member of the committee will be indemnified by Southern Michigan for expenses imposed in connection with committee actions under the Plan.

STOCK OPTIONS

          Grant. The committee will select the participants who will receive stock options and will determine the terms and conditions of stock options granted under the Plan. The committee may vary, among participants and among stock options granted to the same participant, any and all of the terms and conditions of the stock options granted under the Plan. The committee has complete discretion in determining the number of Stock Options granted to each participant. If you are granted a stock option under the Plan, then it will be evidenced by either a stock option agreement or a certificate of award, or both (collectively, a "stock option agreement"). You should carefully read your stock option agreement(s) and the Plan to understand the specific terms of your option(s). In addition, the committee may designate whether a stock option is to be considered an "incentive stock option" as defined in Section 422(b) of the Internal Revenue Code. Each non-employee director who is serving on the date of the close of each annual meeting of shareholders will automatically be granted a Stock Option. However, no stock option granted to a non-employee director of Southern Michigan or its subsidiaries may be an incentive stock option.

          Stock Option Price. The committee will determine the per-share exercise price of any stock options granted under the Plan. If your stock option is classified as an incentive stock option, then its per-share exercise price will be equal to the Market Value (as defined in the Plan) of Southern Michigan common stock on the grant date. Furthermore, if you own more than 10% of the total combined voting power of all classes of company stock (as determined under Section 424(d) of the Internal Revenue Code), then stock options granted to you will not be incentive stock options, unless those options have a per-share exercise price equal to at least 110% of the market price on the grant date.

          Exercise Period. Each stock option granted under the Plan may be exercised in whole or in part from time to time during the period that is specified in the stock option agreement governing that option. You cannot exercise a stock option later than ten years after the option is granted to you. However, if you own more than 10% of the total combined voting power of all classes of company stock (as determined under Section 424(d) of the Internal Revenue Code), then no option granted to you may be designated as an incentive stock option if it can be exercised later than five years after the grant date. In addition, the committee may require you to continue service with Southern Michigan for a specified period of time before stock options become exercisable and/or may require you to represent that your shares are being acquired for investment purposes only.

          Payment of Option Price. When exercising your stock options, you must pay Southern Michigan the exercise price in cash or, if the committee consents or your stock option agreement so provides, in shares of Southern Michigan common stock or other consideration substantially equivalent to cash. In addition, the committee may allow you to pay for your options with a promissory note (loan) or in installments. The board of directors may restrict or suspend the committee's power to permit such loans and may require that you provide adequate collateral to secure the loan.

          Restrictions on Transferability. Unless the committee consents or your stock option agreement provides otherwise, you may not sell, exchange, transfer, pledge, assign or otherwise alienate or hypothecate your stock options, except by will or the laws of descent and distribution. If a transfer is permitted, the transferee must execute a written agreement permitting Southern Michigan to withhold a number of shares to be received upon the exercise of the stock option to pay for any federal, state or local withholding or other taxes associated with or resulting from the exercise of the stock option. The committee may also impose other restrictions of shares of stock acquired pursuant to the exercise of options.

          Termination of Employment or Directorship. Unless the committee consents or your stock option agreement provides otherwise, if you cease to be a director or employee of Southern Michigan for any reason other than death, disability, retirement (as defined in the Plan) or termination for "cause," then you may exercise your stock options in accordance with their terms for three months after your termination, but only to the extent that your stock options could have been exercised on date of your termination. However, stock options may not be exercised after their expiration dates.

          Death and Disability. Unless the committee consents or your stock option agreement provides otherwise, if you die or become disabled while you are a director or employee, or after your directorship or employment is terminated, other than for cause, your personal representative or other successor may exercise your stock options in accordance with their terms for one year after your death. However, only stock options that could have been exercised on the date of death, disability or the date of termination of employment or directorship (whichever happened first) may be exercised, unless the committee consents to a different time period or your stock option agreement provides otherwise. However, in no event may stock options be exercised after their expiration dates.

          Retirement. Upon your retirement (as defined in the Plan) as an employee, director or officer of Southern Michigan or one of its subsidiaries, any stock options granted to you may be exercised during the remaining term of that stock option, but only to the extent that you were entitled to exercise that stock option on the date of your retirement, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise.

          Termination for Cause. If you are terminated for cause (employee) or removed for cause (director), then you will have no further right to exercise any stock options. The committee or officers designated by the committee will have absolute discretion to determine whether a termination or removal is for "cause."

RESTRICTED STOCK

          Grant. The Plan provides that the committee may award restricted stock. The Committee, consistent with the Plan, will select the recipients (if any) of restricted stock awards and determine the terms and conditions of those awards.

          Restricted Stock Agreements. The Plan provides that each award of restricted stock will be evidenced by a restricted stock agreement or a certificate of award (collectively, a "restricted stock agreement"). You should carefully read your restricted stock agreement(s) and the Plan to understand the specific terms of your restricted stock award(s).

          Restrictions on Transferability. Unless the committee consents or your restricted stock agreement provides otherwise, you may not sell, exchange, transfer, pledge, assign or otherwise alienate or hypothecate your restricted stock, except by will or the laws of descent and distribution during the "restricted period" (the period before the restrictions on the restricted stock lapse and the restricted stock vests). In addition, you, your guardian or legal representative may only exercise rights with respect to your restricted stock during your lifetime.

          Termination of Employment or Directorship. Unless the committee consents or your restricted stock agreement provides otherwise, if you cease to be a director or employee of Southern Michigan before your restricted stock vests for any reason other than death, disability, retirement (as defined in the Plan) or termination for "cause," the restrictions applicable to the shares of restricted stock will terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of restricted stock granted to you multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the Restricted Period (as defined in the Plan). All remaining shares will be forfeited and returned to Southern Michigan provided, that the committee may, in its sole discretion, waive the automatic forfeiture of any or all of your shares of restricted stock and/or may modify the restrictions to your shares restricted stock as it considers appropriate with your consent.

          By way of illustration, assume you were awarded 100 shares of Restricted Stock on December 31, 2003, with 20% of the shares to vest annually beginning on the first anniversary of your grant date (i.e. December 31, 2004). If you were terminated without cause on December 31, 2006 you would be entitled to 60 shares of Company stock (100 shares x 0.60 = 60 shares). Calculated as follows: 100 shares originally granted to you multiplied by 0.60 (36 months since commencement of the Restricted Period divided by 60 months, the total months in the Restricted Period) equals 60 shares.

          Death, Retirement or Disability. Unless the committee consents or your restricted stock agreement provides otherwise, if your employment or directorship is terminated because of death, disability or retirement during the restricted period, then the restrictions applicable to your shares of restricted stock will terminate automatically.

          Termination for Cause. If you are terminated for cause (employee) or a removed for cause (director), then you will have no further right to exercise or receive any restricted stock and all restricted stock still subject to restrictions as of the date of termination will be automatically forfeited and returned to Southern Michigan. The committee or officers designated by the committee will have absolute discretion to determine whether a termination or removal is for "cause."

          Rights as a Shareholder. During the restricted period, subject to the terms of the Plan, you will have all rights as a shareholder with respect to your restricted stock, including the right to vote, the right to receive without restriction all cash dividends paid on those shares of restricted stock and the right to participate in any stock dividend, stock split, recapitalization or other adjustment in Southern Michigan common stock. Unless the committee otherwise determines or the terms of your restricted stock agreement provide otherwise, any non-cash dividends or distributions paid with respect to shares of unvested restricted stock will be subject to the same restrictions as the shares to which such dividends or distributions relate.

STOCK AWARDS

          Grant. The Plan provides that the committee may grant a participant one or more stock awards, subject to such terms and conditions as it determines, consistent with the other provisions of the Plan.

          Rights as a Shareholder. If you receive a stock award, you will have all rights as a shareholder with respect to the awarded shares, including the right to vote, the right to receive dividends, and the right to participate in any stock dividend, stock split, recapitalization or other adjustment in Southern Michigan common stock. However, the committee may impose any restrictions on the assignment or transfer of common stock awarded pursuant to a stock award that the committee considers appropriate.

CHANGE IN CONTROL

          General. If a "change in control" (as defined in the Plan) of Southern Michigan occurs, then, unless the committee or the board of directors determines otherwise, all of your unvested stock options will vest immediately and all other outstanding incentive awards will become fully vested, exercisable and nonforfeitable.

          Cash Payment for Options. If a change of control occurs, then the committee, in its sole discretion and without your consent, may choose to redeem some or all of your unexercised stock options for cash in accordance with Section 9.2 of the Plan.

NO RIGHT TO EMPLOYMENT

          The grant of an Incentive Award does not give you a right to remain employed with Southern Michigan or any of its subsidiaries. Southern Michigan or any of its subsidiaries may at any time dismiss you from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with you.

TAX WITHHOLDING

          Southern Michigan has the right to (1) withhold and deduct from your future wages (or from other amounts that may be due and owing to you from Southern Michigan or a subsidiary), or make arrangements for the collection of, all amounts deemed necessary to satisfy federal, state and local withholding and employment-related tax requirements attributable to the incentive award, or (2) require you to promptly remit the amount of such withholding to Southern Michigan before taking any action with respect to an incentive award. Unless the committee determines otherwise, withholding may be satisfied by withholding common stock to be received in connection with an incentive award or by delivering to Southern Michigan previously owned shares of Southern Michigan common stock.

FEDERAL INCOME TAX CONSEQUENCES

Stock Options

          Incentive Stock Options. Options for Southern Michigan common stock with a value of not more than $100,000 as of the date of grant which are first exercisable by a participant in any one year may be treated as incentive stock options under the Internal Revenue Code. There is no limit on the aggregate value of underlying shares for options that are not incentive stock options. If you receive options that qualify under Section 422 of the Internal Revenue Code as incentive stock options, then the following tax consequences apply:

          You will recognize no income when you are granted or exercise your option to purchase shares and recognition of gain or loss is deferred until you subsequently sell the stock, provided that the following conditions are satisfied:

1.	You do not dispose of the stock within two years of the date of grant of the option;

2.	You do not dispose of the stock within one year after the exercise of the option; and

3.	The option is exercised not later than three months after the termination of employment (one year in the event of disability).

Special rules apply when you own an option at the time of your death.

          If you meet the above conditions, there are no federal tax consequences to Southern Michigan upon the grant or exercise of an incentive stock option. The difference between the market value and the exercise price is, however, a tax preference item for the purpose of calculating your alternative minimum tax.

          If you fail to meet any of the above conditions, you will recognize compensation income at the time you exercise the option (as in (3) above) or make the disqualifying disposition (as in (1) or (2) above). The ordinary income would be the difference between the option price and the market value of the stock at the time of exercise, but not more than the excess of the amount recognized on the disqualifying disposition over the adjusted basis in the stock acquired upon the exercise of the option (generally, the difference between the option price and the price at which you sell the stock in the disqualifying disposition). Additional gain, if any, will be capital gain, long-term or short-term, depending on your holding period. Southern Michigan is entitled to a deduction for federal income tax purposes at the same time and in the same amount as you are considered to have recognized compensation income.

          The Internal Revenue Service in the past has not treated disqualifying dispositions of incentive stock options as "wages" subject to Social Security Tax. The Internal Revenue Service has, however, indicated that it may begin imposing employment taxes and income tax withholding on incentive stock options in the future.

          Treas. Reg. § 1.422A-2(i) provides that where an option is exercised through payment with shares of stock, the basis and holding period of the shares received are adjusted. If you use mature shares in payment for the exercise price of an option, then you will not recognize gain at the time of exercise on any appreciation in value of the mature shares that were used to exercise the option, unless the mature shares were acquired under an incentive stock option and did not meet the holding period requirements discussed above. A number of shares received, equal to the number of shares used for payment, have the same basis and holding period as the shares used for payment, increased, where applicable, by an amount included as compensation income as a result of such exercise. Your basis in any additional shares will be the sum of the amount of cash paid to exercise the option and the gain that you recognized on the exercise. Whenever shares of stock acquired through the exercise of an option are used as payment in the exercise of an option before satisfying the holding periods described above, the shares with the lowest basis will be considered a disqualifying disposition first in determining the amount of compensation income to be taxed to the optionee.

          Except in cases of substitute basis resulting from payment of the exercise price with shares of stock as provided above, the basis of the shares will be the option exercise price plus any income recognized on a disqualifying disposition. Upon a sale, you will recognize long- or short-term capital gain or loss on the transaction depending upon your holding period and the basis and the amount of the proceeds.

          Non-Incentive Stock Options. If you receive options that do not qualify under Section 422 of the Internal Revenue Code as "incentive stock options," then the following tax consequences apply:

          You will not recognize any income when the option is granted. You will recognize compensation income on the day you exercise the option in an amount equal to the excess of the market value of the shares on the exercise date over the amount paid for the shares. Southern Michigan is entitled to a deduction for this same amount. Tax withholding applies and may be satisfied out of other compensation or shares of Southern Michigan common stock, either those received on exercise or other shares. Social Security Tax and Unemployment Tax (FICA and FUTA) apply to non-incentive stock options on the same date income is recognized.

          If you use previously owned shares of Southern Michigan common stock as consideration to purchase the shares pursuant to the option (if the committee consents or your stock option agreement so allows), then you will not recognize gain at the time of exercise on any appreciation in value of the Southern Michigan common stock that you used to exercise the option. Your tax basis in the aggregate number of shares will be the basis in the shares exchanged plus the income recognized on exercise as provided above, plus any cash consideration used to pay the option price.

          Upon the sale of the shares, the transaction will be a sale or exchange of property resulting in long- or short-term capital gain or loss, depending upon your holding period and the basis and amount of proceeds.

Restricted Stock

          Generally, you only recognize income on the restricted stock once it vests (when the restrictions lapse). Once vested, you will recognize compensation income on the difference between the fair market value of the restricted stock and the amount you paid for the stock, if any. Southern Michigan would receive a corresponding deduction in the same amount. Before the restricted stock vests, any dividends paid on the restricted stock will be treated as compensation income to you, with Southern Michigan receiving a corresponding deduction.

          Under Section 83(b) of the Internal Revenue Code, you may elect to report compensation income for the tax year in which you receive a grant of restricted stock. Again, Southern Michigan would be entitled to take a corresponding deduction for federal income tax purposes. If you make such an election, the amount of compensation income is the value of the restricted stock at the time of grant. Any later appreciation in the value of the restricted stock is treated as capital gain and recognized only upon a sale of the restricted stock. Dividends received after such an election is made are taxable as dividends and not treated as additional compensation income. However, if the restricted stock is forfeited after you make a Section 83(b) election, you will not be allowed any deduction for the amount that you earlier took into income. Because a Section 83(b) election is irrevocable and has both benefits and risks, you should consult tax counsel at the time you receive a grant of restricted stock to determine the most advantageous course in your individual circumstances.

          Upon the sale of restricted stock (subject to any terms imposed by Southern Michigan to ensure compliance with federal or state securities laws), you will recognize capital gain or loss in the amount of the difference between the sale price and the value of the stock that you previously reported as compensation income.

Stock Awards

          If you receive a stock award, you will recognize compensation income on the value of the common stock you receive. Southern Michigan will be entitled to a corresponding deduction. Dividends that you receive with respect to that stock are taxable as dividends.

          If you sell the common stock received pursuant to the Plan, subject to any terms imposed by Southern Michigan to ensure compliance with federal or state securities laws, you will recognize capital gain (or loss) in the amount of the difference between the sale price and the value of the stock previously reported as compensation income.

          The federal income tax provisions applicable to incentive awards are complex and are subject to change. Southern Michigan encourages you to seek tax counsel before accepting incentive awards under the Plan.

GENERAL PROVISIONS

          No Right to Awards. This Plan does not give you a claim to be granted an incentive award or to be treated uniformly to that of other participants in the Plan. The terms and conditions of an incentive awards need not be the same with respect to each participant or even the same participant.

          No Limit on Other Compensation Arrangements. Nothing in this agreement will prevent Southern Michigan or any subsidiary from adopting, continuing, or discontinuing other compensation arrangements.

          Suspension of Rights. Southern Michigan may suspend your rights under any Incentive Award while considering the termination of your employment for cause, as long as the suspension does not last more than 30 days and you have been notified in writing.

          Governing Law. The Plan and any rules and regulations relating to the Plan will be governed by Michigan law and applicable federal law. If a provision of the Plan is found to be invalid for any reason, the Plan will be construed as if the invalid provision had not been included.

TERMINATION AND AMENDMENT

          The board may terminate or amend the Plan at any time. Your incentive plan will not be affected by subsequent termination or amendment of the Plan without your prior written consent, unless the amendment or modification operates solely for your benefit.

EFFECTIVE DATE

          This plan will take effect on June 6, 2005. Unless earlier terminated by the Board of Directors, the Plan will terminate on June 6, 2015. No incentive plan will be granted under the Plan after this termination date.

QUESTIONS

          If you have any questions about the stock incentive plan, particular incentive awards granted to you, or would like to obtain a copy of the Southern Michigan's most recent annual report, please contact: Danice Chartrand, Chief Financial Officer,Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036 or at telephone number (517) 279-5590.

EXHIBIT A

SOUTHERN MICHIGAN BANCORP, INC.
STOCK INCENTIVE PLAN OF 2005

SECTION 1

ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

          1.1          Establishment of Plan. The Corporation hereby establishes the STOCK INCENTIVE PLAN OF 2005 (the "Plan") for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock and Stock Awards.

          1.2          Purpose of Plan. The purpose of the Plan is to provide directors, officers and key employees of the Corporation and its Subsidiaries with an increased incentive to make significant contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of directors, officers and key employees with the interests of the Corporation's shareholders through the opportunity for increased stock ownership and to attract and retain officers and key employees of exceptional abilities. The Plan is further intended to provide flexibility to the Corporation in structuring long-term incentive compensation to best promote the foregoing objectives.

SECTION 2

DEFINITIONS

                    The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1          "Act" means the Securities Exchange Act of 1934, as amended.

          2.2          "Board" means the Board of Directors of the Corporation.

          2.3          "Cause," when used in connection with termination of employment or officer status, will have the meaning given to such term in any employment or other similar agreement between the Corporation and the applicable Participant. In the absence of any agreement between the Corporation and a Participant that provides any definition of "cause," the term "Cause" for the purposes of the Plan will mean a Participant's neglect, continued failure or inability to perform, or poor performance of, duties, consistent failure to attain assigned objectives, misappropriation of Corporation property, intentional damage to Corporation property, activities in aid of a competitor, insubordination, dishonesty, conviction of a crime involving moral turpitude or performance of any act (including any dishonest or fraudulent act) detrimental to the interests of the Corporation. A determination by the Committee that a Participant has been terminated for "cause" will be conclusive and binding on the Participant.

          2.4          "Change in Control" means: (a) the failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board; (b) the acquisition by any Person other than an Excluded Holder of beneficial ownership (within the meaning of Rule 13d-3 issued under the Act) of 20% or more of the outstanding Common Stock or the combined voting power of the Corporation's outstanding securities entitled to vote generally in the election of directors; (c) the approval by the shareholders of the Corporation of a reorganization, merger or consolidation, unless with or into a Permitted Successor; or (d) the approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation or the sale or disposition of all or substantially all of the assets of the Corporation other than to a Permitted Successor.

          2.5          "Code" means the Internal Revenue Code of 1986, as amended.

          2.6          "Committee" means the CompensationCommittee of the Board or such other committee as the Board will designate to administer the Plan.

          2.7          "Common Stock" means the common stock, $2.50 par value, of the Corporation.

          2.8          "Corporation" means Southern Michigan Bancorp, Inc. and its successors and assigns.

          2.9          "Continuing Directors" mean the individuals constituting the Board as of the date this Plan was adopted and any subsequent directors whose election or nomination for election by the Corporation's shareholders was approved by a vote of majority of the individuals who are then Continuing Directors, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

          2.10          "Disability" means: (a) a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Corporation.

          2.11          "Employee Benefit Plan" means any plan or program established by the Corporation or a Subsidiary for the compensation or benefit of employees of the Corporation or any of its Subsidiaries.

          2.12          "Excluded Holder" means the Corporation, a Subsidiary, any Employee Benefit Plan or any trust holding Common Stock or other securities pursuant to the terms of an Employee Benefit Plan, or any Person determined to be an Excluded Holder by a vote of a majority of Continuing Directors.

          2.13          "Incentive Award" means the award or grant of a Stock Option, Restricted Stock, Stock Award or Stock Appreciation Right to a Participant pursuant to the Plan.

          2.14          "Market Value" of Common Stock means the most recent closing price if the shares are traded on a national securities exchange or quoted on a national inter-dealer quotation system. If the shares are not so traded or quoted, "Market Value" means an amount determined by the Committee, in its discretion, taking into account such factors as it considers advisable. Factors that the Committee may, but need not, consider include, without limitation, the prices at which recent sales of Common Stock have been made, the lack of a market for Common Stock, any recent valuation of Common Stock obtained by the Corporation, any Subsidiary or any Employee Benefit Plan, and the book value of Common Stock.

          2.15          "Participant" means a director, an officer or any employee of the Corporation or its Subsidiaries who the Committee determines is eligible to participate in the Plan and who is designated to be granted an Incentive Award under the Plan.

          2.16          "Permitted Successor" means a corporation which, immediately following the consummation of a transaction specified in clauses (c) and (d) of the definition of "Change in Control" above, satisfies each of the following criteria: (a) 60% or more of the outstanding common stock of the corporation and the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors (in each case determined immediately following the consummation of the applicable transaction) is beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the beneficial owners of the Corporation's outstanding Common Stock and outstanding securities entitled to vote generally in the election of directors (respectively) immediately prior to the applicable transaction; (b) no Person other than an Excluded Holder beneficially owns, directly or indirectly, 20% or more of the outstanding common stock of the corporation or the combined voting power of the outstanding securities of the corporation entitled to vote generally in the election of directors; and (c) at least a majority of the board of directors is comprised of Continuing Directors.

          2.17          "Person" has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

          2.18          "Restricted Period" means the period of time during which Restricted Stock awarded under the Plan is subject to restrictions. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

          2.19          "Restricted Stock" means Common Stock awarded to a Participant pursuant to Section 6 of the Plan.

          2.20          "Retirement" means the voluntary termination of all employment by a Participant, or the voluntary termination of a Participant as a director of the Corporation (as applicable), after the Participant has attained 62 years of age, or such other age as will be determined by the Committee in its sole discretion or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

          2.21          "Stock Appreciation Right" means the right to receive cash or shares of Common Stock, pursuant to the terms of Section 8 of the Plan.

          2.22          "Stock Award" means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

          2.23          "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

          2.24          "Subsidiary" means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Corporation or by one or more Subsidiaries of the Corporation.

SECTION 3

ADMINISTRATION

          3.1          Power and Authority. The Committee will administer the Plan, will have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and will have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan will be final and conclusive. The Committee will hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken will be fully as effective as if it had been taken at a meeting duly called and held. The Committee will make such rules and regulations for the conduct of its business as it considers advisable.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who will be selected as Participants; (b) the nature and terms of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

          3.3          Amendments or Modifications of Awards. The Committee will have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; (b) extend the term of an Incentive Award; (c) accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards.

          3.4          Indemnification of Committee Members. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Corporation from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person will be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4

SHARES SUBJECT TO THE PLAN

          4.1          Number of Shares. A maximum of 150,000 shares of Common Stock will be available for Incentive Awards under the Plan, subject to adjustment as provided in Section 4.2 of the Plan. Shares of Common Stock available under the Plan will be authorized and unissued shares. Notwithstanding the foregoing, the total value of all Common Stock (calculated as set forth in Rule 701 of the Securities Act of 1933) offered and sold under the Plan and any other "compensatory benefit plans" (as defined in Rule 701 of the Securities Act of 1933) during any 12-month period will be limited to the greater of (i) $1 million, (ii) 15% of the Company's total assets, or (iii) 15% of all the outstanding Common Stock.

          4.2          Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Corporation, the number and kind of securities subject to and reserved under the Plan, together with applicable exercise prices, will be appropriately adjusted. No fractional shares will be issued pursuant to the Plan and any fractional shares resulting from adjustments will be eliminated from the respective Incentive Awards, with an appropriate cash adjustment for the value of any Incentive Awards eliminated. If an Incentive Award is canceled, surrendered, modified, exchanged for a substitute Incentive Award or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Incentive Award in full, the shares subject to but not delivered under such Incentive Award will be available for other Incentive Awards. If shares of Common Stock are surrendered to the Corporation in connection with the exercise or vesting of an Incentive Award, the surrendered shares will be available for other Incentive Awards under the Plan.

SECTION 5

STOCK OPTIONS

          5.1          Grant. A Participant may be granted one or more Stock Options under the Plan. The Committee, in its discretion, may provide in the initial grant of a Stock Option for the subsequent automatic grant of additional Stock Options for the number of shares, if any, that are subject to the initial Stock Option and surrendered to the Corporation in connection with the exercise of the initial or any subsequently granted Stock Option. Stock Options will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. The Committee will have complete discretion in determining the number of Stock Options granted to each Participant. The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code, except no incentive stock options will be granted to nonemployee directors.

          5.2          Grants to Non-employee Directors. Each non-employee director who is serving on the date of the close of each annual meeting of shareholders will automatically be granted a Stock Option. The exercise price of the Stock Option will be equal to the Market Value of the Common Stock on the grant date. The Stock Option will grant the right to purchase that number of shares of Common Stock having an aggregate Market Value at the grant date equal to the amount of one times the annual director fee then in effect. These Stock Options will be issued for a term of 10 years using a form of agreement approved by the Committee in its discretion. Subject to Section 6.2 below (Grants of Restricted Stock to Non-Employee Directors), these automatic grants of Stock Options may be suspended, modified or terminated by the Board, in its sole discretion. Non-employee directors may pay the exercise price in any manner permitted for exercises by other Participants. Stock Options granted to non-employee directors of the Company will not qualify as incentive stock options.

          5.3          Stock Option Agreements. Stock Options will be evidenced by stock option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee will from time to time determine. To the extent not covered by the stock option agreement, the terms and conditions of this Section 5 will govern.

          5.4          Stock Option Price. The per share Stock Option exercise price will be determined by the Committee. The per share Stock Option exercise price for any shares designated as incentive stock options will be equal to or greater than 100% of the Market Value on the date of grant.

          5.5          Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan will be payable in cash or, if the Committee consents or if a Participant's stock option agreement so provides, in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option. The Committee may from time to time authorize payment of all or a portion of the Stock Option price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve. The Board may restrict or suspend the power of the Committee to permit such loans and may require that security be provided.

          5.6          Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value of the Common Stock and the exercise of the Stock Option after the expiration of 5 years from the date of grant of the Stock Option is prohibited by its terms.

          5.7          Limits on Exercisability. Stock Options will be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Corporation that the shares are being acquired for investment and not with a view to their distribution. The Committee may in its discretion require a Participant to continue the Participant's service with the Corporation and its Subsidiaries for a certain length of time as a condition to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

          5.8          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents (before or after the option grant) or unless the stock option agreement or grant provides otherwise: (i) no incentive stock option granted under the Plan may be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution; and (ii) all Stock Options that are not incentive stock options may be transferred; provided, that as a condition to any such transfer the transferee must execute a written agreement permitting the Corporation to withhold from the shares subject to the Incentive Award a number of shares having a Market Value at least equal to the amount of any federal, state or local withholding or other taxes associated with or resulting from the exercise of a Stock Option.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          5.9          Termination of Employment or Director or Officer Status.

          (a)          General. If a Participant ceases to be employed by or an officer of the Corporation or one of its Subsidiaries for any reason or if a director ceases to serve as a director of the Corporation for any reason, other than the Participant's or director's death, Disability, Retirement or termination for Cause, the Participant or director may exercise his or her Stock Options only for a period of 3 months after such termination of employment or director or officer status, but only to the extent the Participant or director was entitled to exercise the Stock Options on the date of termination, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise. For purposes of the Plan, the following will not be considered a termination of employment or director or officer status: (i) a transfer of an employee among the Corporation and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Corporation, for military service or for any other purpose approved by the Corporation if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Corporation, provided that the employee's right to reemployment is guaranteed either by statute or contract; or (iv) a termination of employment with continued service as a director or officer.

          (b)          Death. If a Participant dies either while an employee or officer of the Corporation or one of its Subsidiaries or after the termination of employment other than for Cause but during the time when the Participant could have exercised a Stock Option under the Plan, or if a director dies while serving as a director of the Corporation or after ceasing to be a director but during the time the director or former director could have exercised a Stock Option under the Plan, the Stock Option issued to such Participant, director or former director will be exercisable by the personal representative of such Participant, director or former director or other successor to the interest of the Participant, director or former director for 1 year after the Participant's death, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of death or termination of employment or status as a director or officer, whichever first occurred, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise.

          (c)          Disability. If a Participant ceases to be an employee, director or officer of the Corporation or one of its Subsidiaries due to the Participant's Disability, the Participant may exercise a Stock Option for a period of 1 year following such termination of employment or director or officer status, but only to the extent that the Participant was entitled to exercise the Stock Option on the date of such event, unless the Committee otherwise consents or the terms of the stock option agreement or grant provide otherwise.

          (d)          Participant Retirement. If a Participant Retires as an employee or officer of the Corporation or one of its Subsidiaries or if a director retires, any Stock Option granted under the Plan may be exercised during the remaining term of the Stock Option, unless the terms of the stock option agreement or grant provide otherwise.

          (e)          Termination for Cause. If a Participant is terminated for Cause, the Participant will have no further right to exercise any Stock Option previously granted, unless the Committee determines otherwise.

SECTION 6

RESTRICTED STOCK

          6.1          Grant. A Participant may be granted Restricted Stock under the Plan. Restricted Stock will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, consistent with the provisions of the Plan, to the vesting of Restricted Stock as it considers appropriate.

          6.2          Grants to Non-employee Directors. If the Board suspends or terminates the automatic grant of Stock Options to non-employee directors, as provided in Section 5.2 above, then the Board may, in its sole discretion, grant each non-employee director who is serving on the date of the close of the annual meeting of shareholders a number shares of Restricted Stock in an amount equal to one-half (1/2) times the annual director fee then in effect. The shares of Restricted Stock will be evidenced using a form of agreement approved by the Committee in its discretion.

          6.3          Termination of Employment or Officer Status.

          (a)          General. In the event of termination of employment or officer status during the Restricted Period for any reason other than death, Disability, Retirement, termination by the Corporation other than for Cause or termination for Cause, then any shares of Restricted Stock still subject to restrictions at the date of such termination will automatically be forfeited and returned to the Corporation, unless the Committee determines otherwise, waives the automatic forfeiture or waives or modifies the restrictions. For purposes of the Plan, the following will not be considered a termination of employment or officer status: (i) a transfer of an employee among the Corporation and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Corporation, for military service or for any other purpose approved by the Corporation if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days duly authorized in writing by the Corporation, provided that the employee's right to reemployment is guaranteed either by statute or contract; and (iv) a termination of employment with continued service as an officer.

          (b)          Death, Retirement or Disability. Unless the terms of the restricted stock agreement or grant provide otherwise, in the event a Participant terminates his employment with the Corporation because of death, Disability or Retirement during the Restricted Period, the restrictions applicable to the shares of Restricted Stock will terminate automatically with respect to all shares of Restricted Stock.

          (c)          Termination by Corporation other than for Cause. In the event of a voluntary or involuntary termination of the employment or officer status of a Participant by the Corporation other than for Cause, the restrictions applicable to the shares of Restricted Stock will terminate automatically with respect to that number of shares (rounded to the nearest whole number) equal to the total number of shares of Restricted Stock granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the maximum number of full months of the Restricted Period. All remaining shares will be forfeited and returned to the Corporation; provided, that the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares of Restricted Stock and/or may modify the restrictions to such shares of Restricted Stock as it considers appropriate with the consent of the Participant.

          (d)          Termination for Cause. If a Participant's employment is terminated for Cause, the Participant will have no further right to retain any Restricted Stock and all Restricted Stock still subject to restrictions at the date of such termination will automatically be forfeited and returned to the Corporation, unless the Committee determines otherwise.

          6.4          Restrictions on Transferability.

          (a)          General. Unless the Committee otherwise consents or unless the terms of the restricted stock agreement or grant provide otherwise: (i) shares of Restricted Stock will not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated during the Restricted Period except by will or the laws of descent and distribution; and (ii) all rights with respect to Restricted Stock granted to a Participant under the Plan will be exercisable during the Participant's lifetime only by such Participant, his guardian or legal representative.

          (b)          Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to an award of Restricted Stock under the Plan as the Committee considers advisable, including, without limitation, restrictions under applicable federal or state securities laws.

          6.5          Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant's share certificate, any certificates evidencing shares of Restricted Stock awarded pursuant to the Plan will bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Southern Michigan Bancorp, Inc. Stock Incentive Plan of 2005 (the "Plan"). A copy of the Plan is on file in the office of the Secretary of the Corporation. This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events.

          6.6          Rights as a Shareholder. A Participant will have all voting, dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock will be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to Sections 6.3 and 6.4 of the Plan. Unless the Committee otherwise determines or unless the terms of the restricted stock agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock will be subject to the same restrictions as the shares to which such dividends or distributions relate.

SECTION 7

STOCK AWARDS

          7.1          Grant. A Participant may be granted one or more Stock Awards under the Plan. Stock Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.

          7.2          Rights as a Shareholder. A Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.

SECTION 8

STOCK APPRECIATION RIGHTS

          8.1          Grant. A Participant may be granted one or more Stock Appreciation Rights under the Plan and such Stock Appreciation Rights will be subject to such terms and conditions, consistent with the other provisions of the Plan, as will be determined by the Committee in its sole discretion. A Stock Appreciation Right may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, Stock Appreciation Rights will be subject to the same restrictions and conditions as Stock Options under of the Plan and may be subject to additional restrictions and conditions. Such appreciation in value will be equal to the excess of the Market Value of such shares at the time of the exercise of the Stock Appreciation Right over the exercise price of such shares.

          8.2          Exercise; Payment. To the extent granted in tandem with a Stock Option, Stock Appreciation Rights may be exercised only when a related Stock Option could be exercised and only when the Market Value of the stock subject to the Stock Option exceeds the exercise price of the Stock Option. Unless the Committee decides otherwise (in its sole discretion), Stock Appreciation Rights will only be paid in cash.

SECTION 9

CHANGE IN CONTROL

          9.1          Acceleration of Vesting. If a Change in Control of the Corporation will occur, then, unless the Committee or the Board otherwise determines with respect to one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options and Stock Appreciation Rights will become immediately vested and exercisable in full and will remain exercisable during the remaining term thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Corporation or any Subsidiary; and (b) all other outstanding Incentive Awards will become immediately fully vested and nonforfeitable.

          9.2          Cash Payment for Stock Options. If a Change in Control of the Corporation occurs, then the Committee, in its sole discretion, and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options will receive, with respect to some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Corporation, cash in an amount equal to the greater of the excess of (a) the highest sales price of the shares immediately prior to the effective date of such Change in Control of the Corporation or (b) the highest price per share actually paid in connection with any Change in Control of the Corporation, over the exercise price per share of such Stock Options.

SECTION 10

GENERAL PROVISIONS

          10.1          No Rights to Awards. No Participant or other person will have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or even the same Participant.

          10.2          Withholding. The Corporation or a Subsidiary will be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Corporation or a Subsidiary), or make other arrangements for the collection of, all amounts required to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Corporation before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or by delivery to the Corporation of previously owned Common Stock. The Corporation may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

          10.3          Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) will be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee determines, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issue or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award will not lapse, unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

          10.4          Transfer Restriction Legend. Each certificate of Common Stock issued under the Plan will bear a legend substantially as follows:

The shares represented by this certificate were issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The shares may not be transferred without registration or an exemption therefrom under federal and applicable state securities laws.

          10.5          Representations and Warranties. A Participant who is awarded shares of Common Stock under this Plan will represent and warrant that the Participant is acquiring the stock for the Participant's own account and investment and without any intention to resell or redistribute the stock. The Participant will agree not to resell or distribute such stock except upon such conditions as the Corporation may reasonably specify to ensure compliance with federal and state securities laws.

          10.6          No Limit on Other Compensation Arrangements. Nothing contained in the Plan will prevent the Corporation or any Subsidiary from adopting, continuing in effect, or discontinuing other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

          10.7          No Right to Employment. The grant of an Incentive Award will not be construed as giving a Participant the right to be retained in the employ of the Corporation or any Subsidiary. The Corporation or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Participant.

          10.8          Suspension of Rights under Incentive Awards. The Corporation, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Incentive Award for a period not to exceed 30 days while the termination for Cause of that Participant's employment with the Corporation and its Subsidiaries is under consideration.

          10.9          Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan will be determined in accordance with the laws of the State of Michigan and applicable federal law.

          10.10          Severability. In the event any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of the Plan and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

SECTION 11

TERMINATION AND AMENDMENT

                    The Board may terminate the Plan at any time, or may from time to time amend the Plan. No termination, amendment or modification of the Plan will become effective with respect to any Incentive Award previously granted under the Plan without the prior written consent of the Participant holding such Incentive Award unless such amendment or modification operates solely to the benefit of the Participant.

SECTION 12

EFFECTIVE DATE AND DURATION OF THE PLAN

                    This Plan will take effect on June 6, 2005. Unless earlier terminated by the Board of Directors, the Plan will terminate on the date 10 years after that date. No Incentive Award will be granted under the Plan after such termination date.